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GalaGen Inc. (A Development Stage Company)

Exhibit 11.1---Statement Re:  Computation of Earnings Per Share (unaudited)

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                                        For the Three Months Ended    For the Six Months Ended
                                        --------------------------    ------------------------
                                     June 30, 1996 June 30, 1995   June 30, 1996  June 30, 1995
                                    ------------------------------------------------------------
Primary Loss Per Share:

Average shares outstanding              7,129,263      1,888,815       6,105,442      1,888,710

SAB No. 83 shares - for stock
  options granted at exercise
  prices less than the initial
  public offering price during
  the 12 months preceding the
  initial public offering using
  the treasury method                           -        133,042               -        133,042
                                    ------------------------------------------------------------
Total                                   7,129,263      2,021,857       6,105,442      2,021,752
                                    ------------------------------------------------------------
                                    ------------------------------------------------------------

Net loss applicable to common
  shareholders                        $(9,234,159)   $(1,527,491)   $(10,705,392)   $(3,082,451)
                                    ------------------------------------------------------------
                                    ------------------------------------------------------------

Net loss per share applicable
  to common shareholders                   $(1.30)         $(.76)        $(1.75)         $(1.52)
                                    ------------------------------------------------------------
                                    ------------------------------------------------------------


Fully Diluted Loss Per Share:

Average shares outstanding              7,129,263      1,888,815       6,105,442      1,888,710

SAB No. 83 shares - for stock
  options granted at exercise prices
  less than the initial public
  offering price during the 12
  months preceding the initial
  public offering using the
  treasury method                               -        133,042              -        133,042



Assumed conversion of all series of
  convertible preferred stock                   -      2,571,936              -      2,595,074
                                    ------------------------------------------------------------
Total                                   7,129,263      4,593,793      6,105,442      4,616,826
                                    ------------------------------------------------------------
                                    ------------------------------------------------------------

Net loss applicable to common
  shareholders                        $(9,234,159)   $(1,527,491)  $(10,705,392)   $(3,082,451)
                                    ------------------------------------------------------------
                                    ------------------------------------------------------------

Net loss per share applicable              $(1.30)         $(.33)        $(1.75)         $(.67)
to common shareholders
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                                    ------------------------------------------------------------
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